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                                                                      EXHIBIT 17


October 8, 1998

Mr. Steve Brown
CEO
American Artists Film Corp.
1245 Fowler Street, N.W.
Atlanta, Georgia 30318

Re: Termination of Relationship with American Artist Film Corporation and First Light Entertainment Corporation

Dear Steve,

I hereby formally submit my resignation from the Board of Directors of AAFC, my position as copresident of AAFC, and my position as president of FLEC effective immediately. Please forward my final paycheck to my home address.

                                        Vivian W. Jones
                                        4319 Lehaven Circle
                                        Tucker, Georgia 30084

I sincerely regret that our relationship has terminated in this manner.

Respectfully,

/s/ Vivian W. Jones

Vivian W. Jones


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